Computershare 9062 Old Annapolis Road Columbia, MD 21045

Annual Statement of Compliance

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Computershare Trust Company, N.A., in its applicable capacity(ies) as listed on Schedule I ("Computershare"), hereby certifies either (i) as of and for the period of January 1, 2024 through December 31, 2024 (the "Full-Year Reporting Period"), or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period")[1] in each case, as applicable, as follows:

(a)
A review of Computershare's activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)
To the best of such officer’s knowledge, based on such review, Computershare has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

February 25, 2025

/s/ Kristen Ann Cronin	/s/ Patti Spencer
Kristen Ann Cronin Senior Vice President	Patti Spencer Assistant Secretary

[1] On November 1, 2021, Computershare, Computershare Delaware Trust Company and Computershare Limited purchased substantially all the Corporate Trust Services ("CTS") business of Wells Fargo Bank, N.A. ("Wells Fargo"). For transactions with a Partial-Year Reporting Period on Schedule I which closed prior to the Full-Year Reporting Period, the Company may have acted as agent for Wells Fargo for a portion of the Full-Year Reporting Period. For such transactions (if any) and for the portion of the Full-Year Reporting Period prior to the Partial-Year Reporting Period, Wells Fargo remained in the related roles under the Servicing Agreement and the Company performed virtually all of Wells Fargo’s obligations under the Servicing Agreement as Wells Fargo’s agent. To the extent that the Company acted as Wells Fargo’s agent for any portion of the Full-Year Reporting Period under a Servicing Agreement, the Company has provided a separate annual statement of compliance that covers the Company’s activities under the related Servicing Agreement in its capacity as Wells Fargo’s agent.

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Computershare Capacity(ies)	Reporting Period
Sequoia Mortgage Trust 2012-6 Mortgage Pass- Through Certificates, Series 2012-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024
Sequoia Mortgage Trust 2013-2 Mortgage Pass- Through Certificates, Series 2013-2	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024
Sequoia Mortgage Trust 2013-3 Mortgage Pass- Through Certificates, Series 2013-3	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024
Sequoia Mortgage Trust 2013-4 Mortgage Pass- Through Certificates, Series 2013-4	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024
Sequoia Mortgage Trust 2013-6 Mortgage Pass- Through Certificates, Series 2013-6	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024
Sequoia Mortgage Trust 2013-7 Mortgage Pass- Through Certificates, Series 2013-7	Amended and Restated Pooling & Servicing Agreement	01/01/2014	Master Servicer	01/01/2024 – 12/31/2024